EXHIBIT 10.42

Hidell-Eyster International
General Management Service Agreement

1.
THIS AGREEMENT by and between Hidell-Eyster International (HEI), 195 Whiting Street, Hingham, MA and PureSafe Water Systems, Inc., 25 Fairchild Avenue, Suite 250, Plainview, NY 11803 (the Client and/or the Company), dated this First Day of January, 2010, wherein HEI agrees to perform certain General Management Services (The Agreement) on behalf of the Client and whereas the Client desires to have such services performed by HEI,

2.
IT IS THEREFORE UNDERSTOOD AND AGREED by and between the Client and HEI that the objective of the Agreement is to manage the Client’s business and oversee financial performance in accordance with the Company’s Board of Directors (the Board) approved Pro Forma Budget and the Operating Business Plan as amended from time to time by mutual agreement between the parties hereto.

3.	NOW THEREFORE the Parties mutually agree that the following professional services will be provided to the Client by HEI:

a.	Manage, implement, and oversee the business activities of the Company to help achieve the financial and business development objectives as approved by the Board as part of the Annual OBP as amended.

b.
Implement an organizational structure, job responsibilities, and personnel consistent with the Company’s business objectives. This includes providing Carroll S. (Steve) Keim as President, Henry R. (Bob) Hidell as Chief Operating Officer, and Richard Pellerito as Vice President of Technical Sales.

c.	Report business performance to the Client’s Board and CEO at least monthly, or as directed by the Board.

d.
Integrate with other marketing professionals to implement a marketing and sales program during the six (6) month period from the date of this Agreement in accordance with the business goals set forth in the OBP as amended.

e.	Implement product development, production methodology, and research and development in accordance with the OBP as amended.

f.	Identify and implement cost-reduction opportunities in accordance with the OBP.

g.
Assist the CFO with managing the financial operation of the Company wherein the CFO will oversee funding, cash management, and financial controls including audits, inventory control, accounts receivable, and collections procedures and policies.

h.	Participate on the Board of Directors of the Company with one Board seat in Phase 1 and two Board seats on Phase 2.

4.	The Agreement and related management fees explicitly do not include:

a.	Additional personnel or services beyond that specified in Section 11, as agreed to by the parties.

b.	Due diligence or direct M&A activity for the Company beyond the normal, general management strategy implementation as per the OBP.

c.	Direct capital-raising including identifying and bringing in prospective investors. Specific funds raised from HEI contacts will be subject to additional compensation as agreed upon by both parties.

d.	Testifying or acting as an expert witness in any and all litigation not directly related to the Client operations during HEI’s contract term.

e.
Technical services above and beyond the normal course of business including areas related to water quality management, special customer requests, special technical customer field work, and related technical requirements, including technical design work for new product development and new production facility layouts.

f.	Advertising agency costs for development or production of advertising or collateral material.

5.	If any of the services listed above are required during the term of the Agreement, HEI will prepare a separate proposal and budget to provide such additional services, within HEI’s capabilities.

6.	HEI, its employees and agents will not spend more than $10,000 at any one time for any Capital Expense without formal approval from the Company’s CEO and CFO acting in concert.

7.	HEI does not guarantee or assure that any of the business results established or implied in the OBP, or desired by the Client’s bank or shareholders in any loan agreements, will be achieved.

8.	HEI reserves the right to substitute persons other than those named in this contract, with the approval of the Client’s CEO and CFO.

9.	The Client obligations are:

a.	To be available by electronic media, or in person for discussions of business matters in a timely manner upon request of HEI management.

b.	To pay all management fees to HEI as per this Agreement in accordance with the terms and condition of such payment outlined in Section 11 herein.

c.	To pay any pre-approved additional fees within 30 days of invoice as per Section 11 of the Agreement.

d.
To carry, for the term of this Agreement, general liability insurance in the amount of $3 million, product liability insurance in the amount of $1 million, and workers’ compensation insurance as required by statute, and name HEI as an additional insured, providing HEI with certificates of insurance.

e.
To provide access to HEI normally associated with typical business management practices necessary to work directly with managers within the Client organization. HEI will have direct access to the Chairman of the Board, CFO and Client advisors such as legal counsel, accounting/financial advisors and others as necessary during the full contract period. Existing management will provide full cooperation to HEI at all times, in accordance with appropriate business practices.

10.
The Board of Directors will have the sole right to reject or accept recommendations which HEI may suggest from time. Any recommendations that fall outside of the approved OBP must be brought before the Board of Directors for approval.

11.	In consideration of the mutually agreed upon obligations of the parties hereto, the compensation to HEI will be rendered to HEI by the Client in two phases of contract implementation as follows:

a.
Phase 1 – During Phase 1 HEI will provide a minimum of 10 days and a maximum of 15 days of professional services from Carroll S. Keim, serving as President, Henry R. Hidell, serving as Chief Operating Officer, Kathleen Ransome, and Dr. Thomas Brewer. Richard Pellerito will serve as full time Vice President Technical Sales. The services of John Clemmens will be charged at HEI’s rates as set forth in paragraph 11.c. Phase 1 will become effective on January 1, 2010 until June 30, 2010 at which time, Phase 2 will commence.

Phase 1 Monthly Fees – HEI will invoice the Client $23,000 per month, retroactive to January 1, 2010.

Invoices will be issued by HEI on the first day of each month (in advance) and payment will be due within 30 days. The Client will agree to pay a minimum of 50% of each current invoice within those 30 days during Phase 1, accruing the balance owed for Phase 1 until a cumulative sum of one million dollars in capital is received by the Client, at which point the balance will be paid in full.

b.
Phase 2 – Phase 2 commences July 1, 2010. During Phase 2, HEI will provide Carroll S. Keim as President for three weeks per month, Henry R. Hidell as Chief Operating Officer for ten days per month, and Richard Pellerito full-time as Vice President of Technical Sales. The services of Kathleen Ransome will be provided for two days per month (to be analyzed on a six month basis), and Dr. Thomas Brewer on a limited basis as part of the monthly fee. Included in said monthly fee shall be the services of John Clemmens not to exceed two days per month when his services are not otherwise defined as part of a “project”. Any time spent by John Clemmens, Kathleen Ransome or Thomas Brewer in excess of two days per month shall be charged at HEI’s rates as set forth in paragraph 11.c. The Company will be invoiced on the first of every month as per the Terms and Conditions attached hereto.

Phase 2 Monthly Fees - The total monthly professional management fee due to HEI will be $36,200 for the services as described in 11.b.

Out-of-Pocket Expenses. HEI will invoice the Client additionally for out-of-pocket expenses    for Phase 1 and Phase 2. Expenses will be invoiced at cost for round trip travel and lodging in Plainview, NY and will be reimbursed as invoiced. The Company agrees to provide reasonable housing and transportation in or near Plainview, Long Island, to be shared by HEI and other staff as necessary. Travel, lodging, and other approved expenses will be reimbursed while traveling away from Plainview, NY on business approved by the Company CEO or CFO and in accordance with the objectives of the OBP.

c.	Other fees:

1.
Commissions on investment monies brought into the Client as a result of HEI’s efforts and/or contacts - 8 % on direct individual investors and a cumulative fee not to exceed 15% when other finders are involved.

2.	Commissions on gross unit sales consummated by HEI – 5 % on individual units and 3% on the sale of two (2) or more units.

3.	Commission overrides on all corporate sales - 1%.

4.	Professional services provided by John Clemmens, at a rate of $150 per hour or a maximum of $1,500 per day for services not included in the monthly fees set forth in Paragraphs 11.a and 11.b above.

5.
The Client agrees to use its best efforts to pay HEI any past due amounts as additional investment capital is raised, but agrees to pay any balances due in full no later than upon receipt of the two million dollars of investment capital received after January 1, 2010.

d.
Performance Incentives - The Compensation Committee of the Board will develop and approve annual business performance objectives which provide incentives to HEI up to an additional 20% of HEI’s annual compensation (in cash, equity, or both) based upon achieving the approved performance objectives. The incentive package will be approved by the Company for the year 2010 no later than June 30, 2010 , and thereafter be approved for each successive year no later than February 1 of said year.

12.	Default: The occurrence of any of the following events (individually referred to as an “Event of Default”) will constitute a default under the terms of this Agreement:

a.	The failure of the Client to make any and all payments as required in Section 11 of this Agreement.

b.	The failure of the Client to permit reasonable access to company information, Senior Executives or the Chairman, or to support staff as required by HEI to fulfill its contract obligations.

c.	A breach of any warranty or representation made by either party signatory to this Agreement.

d.	The breach of any obligation of the parties hereto for whatever reasons.

e.
The dissolution or termination of the existence of either party hereto which could include the filing by either party for bankruptcy protection, the assignment of assets for the benefit of creditors other than those assignments necessary to secure financing, insolvency or a seizure of all or a portion of the property of either party for any reason. This includes a change of ownership of the Company of more than 40% of the total Company equity.

f.
The failure to comply with any and all regulations regarding the operation of the company either in respect to financial or general business practices or health and safety related requirements including water quality standards.

g.	The assignment by either party of this Agreement, or its terms or obligations, to a third party is expressly not permitted by this Agreement.

13.	Recourses

a.
In the event of a default, the defaulting party will have 30 days after receiving written notice during which to remedy the default if such remedy is practical. The non-defaulting party may at its sole discretion extend the remedy period beyond 30 days if it deems such extension appropriate.

b.
In the event that such remedies are not available to the defaulting party, the non-defaulting party if HEI, will have the right to demand and receive from The Client all or any compensation in arrears including out-of-pocket expenses if any, and the right to terminate any and all obligations under the terms of The Agreement.

c.
If the defaulting party is HEI, the Client shall have the right to terminate this Agreement in which event HEI will immediately turn over to the Client all papers, plans and work related products associated in any manner with the terms of this Agreement.

d.
In the event of a change of ownership in the Company, or a dissolution or takeover of the Company or of its assets, HEI has the right, at its own discretion, to bring the balance of its fees until the end of the term (in both cash and equity) forward and have this balance due and payable upon the date of change of ownership. In the event that this occurs with less than 12 months remaining in the contract, a minimum of 12 months fees will be due and payable. However, if requested by the Client or its successor, HEI shall be obligated during any period it is receiving compensation to provide professional services as described and rendered under the terms of this contract for which it is being compensated.

14.	Term of Contract

a.
This Agreement is in full force and effect on January 1, 2010 and terminates 36 months later, on December 31, 2012. Each 12 month term will be referred to as the First Term, Second Term and Third Term, and in the aggregate be referred to as the Initial Term. The CEO and CFO with Board approval excluding the HEI board member(s), and with a quorum present, reserve the right to review the Agreement during the First Term only and recommend modifications or to terminate this Agreement without prejudice. Any modifications of the Agreement will be mutually approved by the parties. Written notice of such First Term termination or proposed modifications must be provided to HEI at least sixty (60) days prior to the end of the First Term. Should this Agreement be terminated during the First Term, any funds and equity accrued by HEI during the First Term will be paid in full, plus six months of fees at the rate being charged at the time of termination. In the event of termination, a six month transition period will take place during which HEI will cooperate fully with the Client to assure a smooth transition. There will be no termination provision for the Second and Third terms, except as provided in Paragraph 12. After the Initial Term, the Agreement will be automatically extended unless either party provides at least ninety (90) days written notice to the other party of termination at the end of the Initial Term.

b.
This Agreement and any amendments hereto is the entire Agreement between the parties hereto. Any subsequent modifications or failure to enforce any part or intent of this Agreement does not void any remaining portions. If any portion of this agreement is deemed illegal or unenforceable, the remaining parts will remain in full force and effect and will not be deemed illegal or unenforceable.

The attached Statement of Terms and Conditions are made a part of this Agreement. In the event of a dispute or ambiguity between the Terms and Conditions and this Agreement, the terms of this Agreement shall control.

15.	Warranties and Representations

a.	The Client hereby warrants and represents that:

i.	It is authorized to enter into this Agreement by its Board or other such governing body and that such authority is vested in the signature below.

ii.	That it is able and willing to meet the financial and operating terms of this agreement.

iii.	That it has entered into The Agreement in good faith with a full and clear understanding of its obligations and those of HEI.

b.	HEI hereby warrants and represents that:

i.	Its President and CEO is fully authorized by the Board to enter into this Agreement and that such authority is vested in the signature below.

ii.	That it is able and willing to meet the financial and operating terms of this agreement.

iii.	That it has entered into the Agreement in good faith with a full and clear understanding of its obligations and those of The Client.

16.	Covenant Not To Compete.

a.
During the term and any renewal thereof and for a period of two (2) years after the termination of this Agreement , HEI agrees that it will not, directly or indirectly, within a fifty (50) mile radius of where the Client has any offices, for itself, its employees, directors, officers and agents or on behalf of, or in conjunction with, any person, firm, corporation or other entity, engage or participate in or become employed by or involved with or render services, directly or indirectly, to or for any person, corporation or other entity which is engaged in the business of designing , manufacturing and selling emergency and disaster relief products and systems.

17.	Non-Solicitation.

During the term of this Agreement and any renewal thereof and for a period of two (2) years after the termination of this Agreement, HEI agrees that it shall not: (a) recruit, solicit or otherwise induce or influence any customer, employee or supplier of the Client, at any time during such period, to discontinue, reduce or modify such employment or relationship with the Client or (b) employ, seek to employ or hire cause any business to employ or hire any person or agent who at any time during such period is then employed or retained by the Client. PureSafe agrees to the same condition as set forth herein.

18.	Information.

HEI acknowledges that the Client would be irreparably damaged if any confidential or proprietary information relating to the Client or its business were disclosed to or utilized on behalf of others. Accordingly, except as required by law or in any litigation or similar proceeding (in which event, HEI shall provide the Client with prompt notice of such requirement prior to making any such disclosure), HEI shall not disclose and shall keep confidential any non-public or proprietary information relating to the Client or its business to any person or entity, and HEI shall not make use of any such confidential or proprietary information for the benefit of any person or entity involved in a competitive business or otherwise. For the purpose of this Paragraph18,  the term “confidential or proprietary information” means all information which is known to HEI or becomes known to HEI and relates to the Client or its business and its trade secrets, patents, trademarks, books, records, financial information and condition, suppliers, customers, marketing and pricing information, and all other non-public information relating to the Client and its business.

19.	Non- Disparagement:

HEI represents that during the term ofthis Agreement and subsequent thereto, it will not disparage or make any negative comments regarding the Client, its officers, directors, employees, customers or suppliers. PureSafe agrees to the same conditions as set forth herein.

20.	Non- Circumvention:

HEI and PureSafe agree that they will not circumvent any of the terms of this Agreement whether directly or indirectly.

21.	Injunction and Equitable Relief:

HEI acknowledges and understands that the provisions of Paragraphs16-20 of this Agreement are of a special and unique nature, the loss of which cannot adequately be compensated for in damages by an action at law and that the breach of the provisions of this Agreement would cause the Client irreparable harm. In the event of a breach or threatened breach by HEI of any provision of this Agreement, the Client shall be entitled to a temporary or permanent injunction , without showing actual damages or posting of a bond, restraining HEI from such actual or threatened breach. Nothing contained herein shall be construed as prohibiting the Client from pursing any other remedies (including, without limitation, an action for damages) available for such actual or threatened breach of this Agreement, and the pursuit of an injunction or any other remedy shall not be deemed to be an exclusive election of such remedy.

The restrictions and limitations in this Agreement regarding non-competition, non-disclosure non- disparagement, non-circumvention , confidentiality and non-solicitation are in addition to and not in derogation of applicable law.

22.	Independent Contractor Status:

The parties hereto agree that all persons that HEI provides to the Client, including but not limited to those individuals listed by name in this Agreement are not employees of the Client. In that regard, the Client shall not be liable or in any way responsible for any income, employment, withholding any other taxes, or workers compensation, unemployment or any other benefits.

By their own free will and the authority vested in them the parties hereto affix their signatures below on the date first cited above.

/s/ Carroll S. Keim	/s/ Leslie Kessler

Print name: Carroll S. Keim	Print name: Leslie Kessler

On behalf of Hidell-Eyster International	On behalf of (Client): PureSafe Water Systems, Inc.

As (title) President	as (title) CEO

On (date) March 26, 2010	on (date) March 26, 2010

Witness_______________________	Witness________________________

Statement of Terms and Conditions

Hidell-Eyster International shall provide the Client with the services set forth in the "General Management Services Agreement" under the terms and conditions set forth herein which are made a part of the collective Agreement between the Client and Hidell-Eyster International.

1.
Definitions: "HEI" refers to Hidell-Eyster International. "Client" or “Company” refers to the individual, partnership, corporation, or association contracting for Hidell-Eyster International’s services.

2.
Payment: Unless otherwise specified, payment is due in U.S. Dollars from the Client. If payment is not received by the HEI within thirty (30) days following the due date, the Client shall pay interest on the unpaid balance at the rate of seven percent (7%) per annum from the billing date. together with any court costs, attorney's fees, or other expenses reasonably incurred in order to collect such amount. Payment to HEI is the sole responsibility of the Client and is not subject to third party agreements.

3.
Suspension of Work: Invoice payment must be kept current for work to continue. If the Client fails to pay any amount due Hidell-Eyster International under this Agreement within 90 days of the date of invoice, Hidell-Eyster International may, without waiving any other claim or right against Client, suspend services under this Agreement until HEI has been paid in full all amounts due under this agreement.

4.	Cancellation/Modification: Modification of this Agreement shall be effective upon the execution of a mutually satisfactory Modification Agreement signed by both Client and Company.

Except as provided in the General Management Service Agreement cancellation of this Agreement shall be effective upon the execution of a mutually satisfactory Cancellation Agreement signed by both Client and Company.

5.	Severability: Shall any part hereof be determined to be void, unenforceable, or otherwise invalid; such determination shall have no effect upon the remainder.

6.
Notice: Any notices required to be given under this agreement or by an applicable provision of the Uniform Commercial Code or other law shall be given to Hidell-Eyster International in writing by Certified Mail at its principal mailing address at P.O. Box 325, Accord, Massachusetts 02018-0325. The Client represents that the address on Page 1 of the "General Management Services Agreement" is the address for service of Notice by Certified Mail to the Client. If the address for service of Notice by Certified Mail to the Client is different from that address, the Client shall promptly notify HEI of the correct address in writing.

7.	Conflict of Laws: This contract shall be governed and construed by the laws of the State of New York.

Fee Schedule

The following is a schedule of Hidell-Eyster International professional fees

	PER DIEM	HOURLY

Principals; Hydrogeologist; Technical Specialist including Geologist, Biologist, Chemist, Environmental Biologist, And Microbiologist	$1,500	$150

Engineering and Design Services	$1,500	$150

Expert Witness Services - Research and Management	$2,500	$250

Expert Witness Services - Depositions and Testimony (Including waiting time)	$4,000	$400

The per diem rate is charged whenever more than six hours and up to ten hours in a given day is devoted to the service of a single client outside of HEI’s offices. Per diem fees are usually associated with services such as site visitations, attendance at meetings, consultation with client, representation of client in meetings, negotiations, court appearances, travel time, etc. The hourly rate is usually charged for in house services such as report writing, telephone consultation, evaluation of laboratory results, data base searches, etc.

In addition to the time charges, the client is charged out-of-pocket costs including travel, lodging, approved meals, photographs, communication (telephone, facsimile, express delivery service), field supplies and equipment, blueprint and reproduction service, documents and maps and data base research. Fees for services such as laboratory analyses will be invoiced directly to the client by the provider.